EXHIBIT NO. 4.9

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of August 04, 2005 and is entered into by and among RUSS BERRIE AND COMPANY, INC., a New Jersey corporation (the “Company”), certain of its domestic subsidiaries (together with the Company being collectively, the “Borrowers”), the “Facility A Lenders” and the “Facility B Lenders” from time to time parties to the Credit Agreement referred to below, LASALLE BANK NATIONAL ASSOCIATION, in its capacity as “Issuing Bank” under the Credit Agreement, and LASALLE BUSINESS CREDIT, LLC, as administrative agent (in such capacity, the “Administrative Agent”) for itself, the Facility A Lenders, the Facility B Lenders and the Issuing Bank.

RECITALS:

A.                                   The Borrowers, the Administrative Agent, the Facility A Lenders, the Facility B Lenders and the Issuing Bank (collectively, the “Parties” and each individually, a “Party”) have entered into that certain Credit Agreement dated as of June 28, 2005 (as the same may have been or may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B.                                     The Parties desire to enter into this Amendment to modify certain of the terms and provisions of the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the Parties hereby agree as follows:

AGREEMENTS:

SECTION 1                                   DEFINITIONS.  Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meaning ascribed to such terms in the Credit Agreement.

SECTION 2                                   RECITALS.  The foregoing Recitals are hereby made a part of this Amendment.

SECTION 3                                   AMENDMENTS.

3.1                                 For clarification purposes, all references in the Credit Agreement to the term “Excess Availability,” including, without limitation, in Section 11.3(iii) and the captions to Sections 11.13.3 and 12.1.4 (and the corresponding references thereto in the Table of Contents) of the Credit Agreement shall be deemed to mean and be references to “Excess Revolving Loan Availability.”

3.2                                 The following definitions appearing in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“Eligible Assignee means (i) commercial banks organized under the laws of the United States, or any State thereof, and having combined capital and surplus of at least $500,000,000; (ii) commercial banks organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to borrow, or a political subdivision of any such country, and having combined capital and surplus of at least $500,000,000, so long as any such bank is acting through a branch or agency located in the United States; (iii) finance companies, insurance companies or other financial institutions or funds (whether corporations, partnerships, trusts or other entities) that are regularly engaged in the United States in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having combined capital and surplus of at least $500,000,000 or with respect to any funds with total assets under its management in excess of $250,000,000; (iv) any affiliate of any existing Facility B Lender which is managed by, or under common management with, such existing Facility B Lender and (v) any other Person other than an Affiliate of a Loan Party approved by the Administrative Agent and the Loan Party Representative, such approval not to be unreasonably withheld or delayed; provided that except with respect to any Facility B Lender’s acquisition of any Facility A Obligations pursuant to such Facility B Lender’s exercise of the purchase option in accordance with Section 2.4 of the Intercreditor Agreement, no Facility B Lender shall be an Eligible Assignee of any Facility A Lender with respect to any portion of the Facility A Obligations.”

“Investments means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Capital Security, by making any loan or advance, by assuming, becoming obligated with respect to a liability, Debt or Contingent Liability in respect of obligations of such other Person.”

“Revolving Loan Availability means, at any time, the lesser of (i) the Maximum Revolving Commitment in effect at such time and (ii) the Borrowing Base at such time.”

3.3                                 Section 1.1 of the Credit Agreement is hereby further amended to amend and restate clause (m) of the definition of “Eligible Account” appearing therein in its entirety to read as follows:

“(m)  it is not owing by an Account Debtor in respect of which 35% or more of the aggregate dollar amount of all Accounts owing by such Account Debtor and its Affiliated Account Debtors are ineligible pursuant to clause (l) immediately above.”

3.4                                 Section 7.5 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“7.5                           Proration of Payments.  If any Facility B Lender shall obtain any payment or other recovery to which the Facility A Lenders are entitled pursuant to the terms of this Agreement and the other Loan Documents, then such Facility B Lender shall promptly turn over such payment to the Administrative Agent (in the form received with any necessary endorsements) for distribution to the Facility A Lenders in accordance with the terms hereof and of the Guaranty and Collateral Agreement (and pending such turnover, such Facility B Lender shall be deemed to hold such payment or recovery in trust for the Administrative Agent and the Facility A Lenders).  Without limiting the foregoing sentence, if any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, on account of (a) principal of or interest on any Loan (but excluding (i) any payment pursuant to Section 8.7 or 15.6 and (ii) payments of interest on any Affected Loan) or (b) its participation in any Letter of Credit) in excess of its applicable Pro Rata Share of those payments and other recoveries obtained by all other applicable Lenders on account of principal of and interest on the respective Loans (or such participation) then held by them, then such Lender shall purchase from the other applicable Lenders such participations in the respective affected Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.  Nothing in this Section shall be deemed to require the Facility A Lenders to purchase a participation in any Facility B Obligation or the interest, principal, fees or expenses owing to any Facility B Lender.”

3.5                                 Section 10.1 of the Credit Agreement is hereby modified by amending and restating the preamble thereof in its entirety to read as follows:

“10.1                     Reports, Certificates and Other Information.  Deliver to the Administrative Agent (whereupon, in the cases of Sections 10.1.1, 10.1.2, 10.1.3, 10.1.5(a), 10.1.6, 10.1.8 and 10.1.9, the Administrative Agent shall deliver copies thereof to the Lenders):”.

3.6                                 Section 11.1 of the Credit Agreement is hereby amended to add a new clause (n) thereto (and to appropriately modify the punctuation of clause (m) thereof to accommodate such insertion) as follows:

“and (n) unsecured guaranties by any Loan Party of the obligations of any Borrower under any license and/or/distribution agreement entered into by such Borrower in the ordinary course of its business.”

3.7                                 Clause (x) of Section 11.4(f) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(x) if such Acquisition is structured as an acquisition of Capital Securities, such Acquisition is of one hundred percent of the Capital Securities of such Person

(and in respect of which the provisions of Section 10.10 will be complied with), or is made through a Domestic Wholly-Owned Subsidiary formed in compliance with 11.15, and the provisions of Section 10.10 have been satisfied with respect to all such Persons and its Subsidiaries or such newly-formed Subsidiaries concurrently with or prior to such Acquisition;”.

3.8                                 Section 15.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“15.1                     Waiver; Amendments.  Except as set forth in clauses (a) through (i) below, no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Administrative Agent, the Required Lenders, the Issuing Bank and the Borrowers, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(a) Without the consent of each Lender (including the Issuing Bank) directly affected thereby, no amendment, modification, waiver or consent shall (i) extend or increase the Commitment of any Lender, (ii) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder or waive an Event of Default for non-payment thereof, (iii) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder (except for periodic changes in the Applicable Margins hereunder or resulting from the imposition of the Default Rate), or (iv) reduce such Lender’s Pro Rata Share (other than in connection with any permitted increase to the Revolving Commitment Limit pursuant to Section 6.1.2).

(b) Without the consent of all Lenders, no amendment, modification, waiver or consent shall (i) except as specifically provided in clause (c)(iii) below, release any Loan Party from its obligations hereunder, under any other Loan Document or under any guaranty of the Obligations or release all or any substantial portion of the Collateral, (ii) amend the definition of Required Lenders, (iii) amend the provisions of this Section 15.1; or (iv) amend the definition of Pro Rata Share.

(c) Without the consent of the Required Facility B Lenders no amendment, modification, waiver or consent by the Facility A Lenders shall, directly or (by means of amending, modifying or consenting to any departure from any defined terms which would have the effect of amending, modifying, waiving or consenting to any of the following) indirectly (i) amend any provision of this Agreement if the effect is to increase the interest rate or rates per annum or stated fees payable with respect to the Facility A Loans if the aggregate effect of such increases or changes is to increase the interest rates or stated fees in excess of two hundred (200) basis points over the interest rates or stated fees otherwise set forth in this Agreement (it being understood and agreed, however, that changes to interest rates and fees resulting from fluctuations of the Base Rate, LIBOR Rate and other reference rates that may float and/or resulting from the application of the Default Rate and changes to fees and charges by the Administrative Agent are not subject to the limitations of this clause (c)(i) and it being further understood and agreed that upon any such increase with respect to the Facility A Loans, the Facility B Lenders shall be entitled to make commensurate changes to the rates or stated fees payable with respect to the Facility B Loans without the consent of the Facility A Lenders), (ii) amend, waive or consent to a departure from: the definitions of “Material Adverse Effect,” “Maximum Revolving Commitment,” “Revolving Loan Availability;” Sections 2.1.1, 2.1.2, or 2.1.4, the provisos to, and the last sentence of (in each case, solely as it relates to the amount of the default rate of interest) Section 4.1, Sections 6 (other than Sections 6.1.1, 6.1.3 and the first paragraph of Section 6.2.1 (relating to voluntary prepayments of Revolving Loans)), 7, 10 (except with respect to Section 10.1.6, Section 10.11, and fees and charges by the Administrative Agent pursuant to Section 10.2), 11 (other than Section 11.13.3), 13 (other than with respect to any Event of Default arising as a result of the violation of any provision of this Agreement or the other Loan Documents which the Facility A Lenders are permitted to modify, waive, amend or consent to departures therefrom pursuant to the terms hereof or thereof, in each case, without the consent of any of the Facility B Lenders), or 15.6 (solely as it relates to assignment of Facility B Loans); provided, that, the consent of the Required Facility B Lenders shall not be required in connection with waivers or consents to departures from the terms of Sections 10.1 (other than Sections 10.1.5(a), 10.1.5(e) and, other than with respect to the extension of time for the delivery of the applicable financial statements, certificates and reports covered thereby, in each case, for a period not in excess of 30 days past the date upon which the failure to deliver such financial statements, certificates and/or reports would otherwise constitute an Event of Default, Sections 10.1.1, 10.1.2, and 10.1.3), 10.2 and (solely to the extent such waiver or consent relates specifically to the Facility A Obligations) 13.1.1, (iii) release or subordinate any liens securing or any guarantees of the Obligations except to the extent that such release or subordination is permitted under this Agreement and the other Loan Documents in connection with any financing, refinancing, sale or other disposition permitted under this Agreement , (iv) increase the advance rates used in the calculation of the Borrowing Base hereunder, or reduce the EDA Reserve below the lesser of its current level or the maximum amount of the exposure under the EDA Loan Guarantee then in effect with respect to the Company or any other Borrower; or (iv) amend or consent to any departure from Section 6.5 of the Guaranty and Collateral Agreement.

(d) Without the consent of the Required Facility B Lenders amend the definition of “Eligible Assignee” (solely as it relates to assignees of Facility B Loans).

(e) Without the consent of all Facility B Lenders, no amendment, modification, waiver or consent shall amend the definition of Required Facility B Lenders.

(f) Without the consent of all Facility A Lenders, amend the definition of Required Facility A Lenders.

(g) No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents affecting either the Administrative Agent (including each and every provision of Section 14 hereof) or the Issuing Bank, in each case, in such Person’s capacity as such, shall be effective without the consent of the Administrative Agent and/or the Issuing Bank, as applicable.

(h) Notwithstanding any of the foregoing to the contrary, for purposes of voting or consenting to matters with respect to this Agreement and the other Loan Documents, a Defaulting Lender shall not be considered a Lender and such Defaulting Lender’s Pro Rata Share of the Obligations shall each be deemed to be $0 until such Defaulting Lender makes the payments required in this Agreement.

(i) Notwithstanding anything contained herein to the contrary, the terms and provisions of Section 15.6.1(a) relating to the terms of any assignment may be waived, amended or modified by the Administrative Agent, the Issuing Bank, the Loan Party Representative and the effected assigning Lender, in each case, without the consent of or notice to the other Lenders, and compliance with such provisions as so waived, amended or modified shall be deemed compliance with the provisions of Section 15.6.1(a) for purposes of the remaining provisions of Section 15.6.1.

(j) Notwithstanding anything contained herein to the contrary, with respect to, and in the event of, any amendment, waiver or modification of or to this Agreement or any other Loan Document which would otherwise be approved hereunder but for the refusal of one or more requisite Facility B Lender to grant its approval thereto (a “Rejecting Facility B Lender”), such refusal shall give rise to the following rights with respect to each such Rejecting Facility B Lender (and each such Rejecting Facility B Lender hereby agrees to cooperate with and to execute and deliver, at the Borrowers’ expense, any reasonably necessary instruments, agreements and documents and take any and all such actions as may be reasonably required in connection with the enforcement of any such rights), (i) each Facility A Lender shall have the right to purchase, for cash at the closing of such purchase, its ratable share (as among all Facility A Lenders willing to make such purchase) of all (but not less than all) of any such Rejecting Facility B Lender’s outstanding Term Loan B and related Obligations owing to it hereunder in the manner set forth in Section 8.7(b) and (ii) if no Facility A Lender elects to exercise the purchase option described in the immediately preceding clause (i), then the Loan Party Representative and/or the Administrative Agent shall have the right to designate an alternative Lender (which shall meet the requirements of an Eligible Assignee) acceptable to the Administrative Agent and the Issuing Bank (such acceptance not to be unreasonably withheld or delayed) and, so long as no Event of Default has occurred and is then continuing, the Loan Party Representative, to serve as a Replacement Lender to purchase all (but not less than all), for cash at the closing of such purchase, of the Loans and all such related Obligations of such Rejecting Facility B Lender in the manner set forth in Section 8.7(b): it being agreed in either of the cases of clauses (i) and (ii) above, that no prepayment fee under Section 6.2.1(b) shall be due or payable in connection with any such purchase of any Facility B Lender’s Facility B Obligations as set forth above.

SECTION 4                                   CONDITIONS.  The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent (unless specifically waived in writing by the Administrative Agent):

4.1                                 The Administrative Agent shall have received fully executed copies of this Amendment executed by the Administrative Agent and each of the other Parties.

4.2                                 The Canadian Borrower, the Company, the Canadian Agent and the Canadian Lenders shall have executed an amendment to the Canadian Loan Agreement commensurate to the extent relevant with the provisions of this Amendment, and such Canadian Loan Agreement amendment shall become effective concurrently with or prior to the effectiveness hereof.

4.3                                 All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory to the Administrative Agent.

SECTION 5                                   REAFFIRMATION.

The Borrowers hereby expressly reaffirm and assume all of their obligations and liabilities to the Administrative Agent, the Facility A Lenders, the Facility B Lenders and the Issuing Bank as set forth in the Credit Agreement and the other Loan Documents and agree to be bound by and abide by and operate and perform under and pursuant to and comply fully with all of the terms, conditions, provisions, agreements, representations, undertakings, warranties, indemnities, grants of security interests and covenants contained in the Credit Agreement and the other Loan Documents, as such obligations and liabilities may be modified by this Amendment, as though the Credit Agreement and the other Loan Documents were being re-executed on the date hereof, except to the extent that such terms expressly relate to an earlier date.  The Borrowers hereby ratify, confirm and affirm without condition, all liens and security interests granted to the Administrative Agent pursuant to the Credit Agreement and the other Loan Documents and such liens and security interests shall continue to secure the Obligations under the Credit Agreement as amended by this Amendment, and all extensions, renewals, refinancings, amendments or modifications of any of the foregoing.

The Facility B Lenders hereby ratify and confirm all of their obligations, liabilities and undertakings under the Intercreditor Agreement, as such obligations, liabilities and undertakings may be modified by this Amendment, as though the Intercreditor Agreement were being re-executed on the date hereof.

SECTION 6                                   NO WAIVER.

This Amendment shall not be deemed to constitute a waiver or release of any existing Event of Default or Unmatured Event of Default by the Borrowers (or any of them) under the Credit Agreement or the other Loan Documents or any remedies or rights of the Administrative

Agent, the Facility A Lenders, the Facility B Lenders or the Issuing Bank with respect thereto, all of which are hereby reserved.

SECTION 7                                   GENERAL PROVISIONS.

7.1                                 No Changes. Except as expressly provided in this Amendment, the terms and provisions of the Credit Agreement shall remain in full force and effect and are hereby affirmed, confirmed and ratified in all respects.

7.2                                 Attorney’s Fees and Costs.  The Borrowers hereby agree to reimburse the Administrative Agent for all of its reasonable out-of-pocket legal fees and expenses incurred in the preparation and documentation of this Amendment and related documents.

7.3                                 Governing Law.  This Amendment shall be construed in accordance with and governed by the internal laws (without regard to the conflicts of law provisions, other than Section 5-1401 of the New York General Obligations Law) of the State of New York.

7.4                                 Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument.  This Amendment may also be executed by facsimile and each facsimile signature hereto shall be deemed for all purposes to be an original signatory page.

7.5                                 References.  On or after the effective date hereof, each reference in the Credit Agreement or any of the other Loan Documents to this “Agreement” or words of like import, shall unless the context otherwise requires, be deemed to refer to the Credit Agreement as amended hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have causes this Amendment to be executed by their respective officers thereunto duly authorized and delivered at Chicago, Illinois as of the date first written above.

BORROWERS:

RUSS BERRIE AND COMPANY, INC., a New Jersey corporation, as a Borrower and as the Loan Party Representative

By:	/s/ John D. Wille
Name:	John D. Wille
Title:	Vice President and Chief Financial Officer

KIDS LINE, LLC, a Delaware limited liability company

By:	/s/ John D. Wille
Name:	John D. Wille
Title:	Vice President, Treasurer and
Assistant Secretary

SASSY, INC., an Illinois corporation

By:	/s/ John D. Wille
Name:	John D. Wille
Title:	Vice President, Treasurer and
Assistant Secretary

RUSS BERRIE & CO. (WEST), INC., a California corporation

By:	/s/ John D. Wille
Name:	John D. Wille
Title:	Vice President, Treasurer and
Assistant Secretary

Signature Page to First Amendment

RUSS BERRIE AND COMPANY PROPERTIES, INC., a New Jersey corporation

By:	/s/ John D. Wille
Name:	John D. Wille
Title:	Vice President, Treasurer and
Assistant Secretary

RUSSPLUS, INC., a New Jersey corporation

By:	/s/ John D. Wille
Name:	John D. Wille
Title:	Vice President, Treasurer and
Assistant Secretary

RUSS BERRIE AND COMPANY INVESTMENTS, INC., a New Jersey corporation

By:	/s/ John D. Wille
Name:	John D. Wille
Title:	Vice President, Treasurer and
Assistant Secretary

BOA DONE, INC., a West Virginia corporation

By:	/s/ John D. Wille
Name:	John D. Wille
Title:	Vice President, Treasurer and
Assistant Secretary

2

LASALLE BUSINESS CREDIT, as Administrative Agent and as a Lender

By:	/s/ Raphael Shin
Name:	Raphael Shin
Title:	Vice President

LASALLE BANK NATIONAL ASSOCIATION, as Issuing Bank

By:	/s/ Jo Ann Clay
Name:	Jo Ann Clay
Title:	Senior Vice President

First Amendment to
Loan and Security Agreement